EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-54938, No. 333-43090, No. 333-90725, No. 333-54936, No. 333-117507, No. 333-135598, No. 333-147179) of CyberSource Corporation of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedule of CyberSource Corporation, and the effectiveness of internal control over financial reporting of CyberSource Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/    ERNST & YOUNG LLP

San Jose, California

February 26, 2009